Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2014 Financial Results

  Q3 Earnings Per Share
    Non-GAAP of $0.70
    GAAP of $0.23
  Record Adjusted EBITDA (13% increase in Q3 and 37% increase for nine months)
  Q3 Free Cash Flow of $42 million
  Company’s fiscal 2014 guidance: Revenue (11% - 15% growth) and EPS (12% - 19% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 30, 2014--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the third fiscal quarter ended March 31, 2014, including, among other things, the introduction of reporting Adjusted EBITDA, a discussion of which can be found below, under the caption, “New Presentation of Non-GAAP Financial Measure.”

“During the third quarter, we produced outstanding cash flow and generated record Adjusted EBITDA. Our earnings, however, fell short of the third quarter in the prior year primarily due to much higher depreciation in the current year as a result of the ramp-up of our Mexican turnkey operations, and several significant sales opportunities that slipped to our fourth quarter. We believe we are positioned to deliver very strong fourth quarter results,” said Deepak Chopra, OSI Systems’ Chairman and CEO.

The Company reported revenues of $204 million for the third quarter of fiscal 2014, an increase of 3% as compared to the same period a year ago. Net income for the third quarter of fiscal 2014 was $4.8 million, or $0.23 per diluted share, compared to net income of $13.5 million, or $0.66 per diluted share, for the third quarter of fiscal 2013. Excluding the impact of impairment, restructuring and other charges, and the impact of tax elections discussed below, net income for the third quarter of fiscal 2014 would have been $14.3 million, or $0.70 per diluted share, compared to net income of $15.2 million, or $0.74 per diluted share for the comparable quarter of the prior year.

For the nine months ended March 31, 2014, the Company reported revenues of $646.6 million, an increase of 13% over the same period a year ago. Net income in this period was $25.8 million, or $1.25 per diluted share, compared to net income of $32.3 million, or $1.57 per diluted share, in the same period a year ago. On a non-GAAP basis, which excludes the impact of impairment, restructuring and other charges, and the impact of tax elections discussed below, net income for the nine months ended March 31, 2014 would have been $39.9 million, or $1.94 per diluted share, compared to net income of $35.9 million, or $1.75 per diluted share, for the comparable period in the prior year.

During the third quarter, the Company made certain tax elections related to the turnkey program in Mexico to accelerate depreciation and realize immediate cash tax savings of approximately $21 million. The Company made a similar election during the fourth quarter of our previous fiscal year. In doing so, the Company forfeited tax basis in certain fixed assets that resulted in a charge to income tax of $7.6 million, resulting in an effective tax rate of 71.2% and 44.2% for the three months and nine months ended March 31, 2014, respectively. Had these elections not been made, the effective tax rate would have been 25.3% and 27.7% for the three months and nine months ended March 31, 2014, respectively. We made a similar election during the fourth quarter of our previous fiscal year. Effective for tax years beginning January 1, 2014, the election to accelerate depreciation is no longer available in the Mexican tax code.

As of March 31, 2014 the Company’s backlog was approximately $0.8 billion. During the third quarter, the Company generated cash flow from operations of $48.9 million and capital expenditures totaled $6.4 million.

Mr. Chopra continued, “During the third quarter, the Security Division’s revenues decreased 5% from the prior year as the timing for certain orders moved to the fourth quarter. Strong operational execution led to gross margin improvement and resulted in a solid 17% non-GAAP operating margin, which excludes the impact of impairment, restructuring and other charges. As our opportunity pipeline remains robust, we remain optimistic of our prospects of strong growth in our Security Division.”

Mr. Chopra concluded, “Sales in our Healthcare Division grew 2% while operating income increased by 14%. We continue to aggressively develop and launch new products and expect this will result in stronger growth in the future. Our Optoelectronics Division reported third party revenue growth of 20% as we continue to serve a blue chip OEM customer base.”

Fiscal Year 2014 Outlook

The Company is reiterating its sales guidance for fiscal 2014 of $890 million - $920 million, representing an 11% to 15% increase over fiscal 2013. In addition, the Company is updating its fiscal 2014 earnings guidance and expects non-GAAP earnings per diluted share to increase at a rate of 12% - 19% to between $3.10 to $3.29, excluding the impact of impairment, restructuring and other charges, and the impact of certain tax elections. However, actual sales and non-GAAP diluted EPS could vary from this guidance due to the risks and uncertainties applicable to our business and industry, including the timing of certain awards and the outcome of issues with the U.S. government.

New Presentation of Non-GAAP Financial Measure; Non-GAAP Figures

This earnings release includes a presentation of Adjusted EBITDA, a new non-GAAP financial measure for the Company. Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that we believe is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. Its introduction coincides with the Company’s shift to increased levels of capital intensive turnkey screening services and the accompanying increased depreciation. Adjusted EBITDA is defined as net income, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of stock-based compensation, and impairment, restructuring and other charges. Not all companies use identical calculations and, accordingly, the Company's presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. In addition, the Company uses Adjusted EBITDA to evaluate the effectiveness of the Company's business strategies and because the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Discussion of adjustments to arrive at non-GAAP net income and earnings per share figures and Adjusted EBITDA per share for the three and nine months ended March 31, 2014 and 2013 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other charges, and their related tax benefit, and the impact from certain tax elections related to the turnkey program in Mexico. We believe that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or a substitute for measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

See the reconciliations of GAAP to non-GAAP net income and earnings per share, and net income to Adjusted EBITDA in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET) today to discuss its results for the third quarter of fiscal 2014. To listen, log on to the Company’s website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call until May 14, 2014. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 888-286-8010 and entering the conference call identification number ‘32691975’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a provider of specialized electronic systems and components for critical applications, and provider of security screening services. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 35 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2014, future growth in the Company’s Security Division and the development and launch of new products in the Company’s Healthcare Division. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; our ability to win new business and convert any orders received to sales within the fiscal year in accordance with our annual operating plan; one or more enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company’s ongoing investigations and compliance reviews, including contract and regulatory compliance matters with the U.S. Government, and such actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operation. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2014	2013	2014
Revenues	$198,409	$203,956	$574,152	$646,638
Cost of goods sold	126,571	133,449	370,871	427,246
Gross profit	71,838	70,507	203,281	219,392

Operating expenses:
Selling, general and administrative expenses	37,752	39,399	114,506	127,169
Research and development	12,386	10,579	35,560	32,774
Impairment, restructuring and other charges	2,286	2,507	5,009	8,925
Total operating expenses	52,424	52,485	155,075	168,868
Income from operations	19,414	18,022	48,206	50,524
Interest expense and other, net	1,341	1,370	3,823	4,343
Income before income taxes	18,073	16,652	44,383	46,181
Provision for income taxes	4,544	11,851	12,094	20,413

Net income	$13,529	$4,801	$32,289	$25,768

Diluted earnings per share	$0.66	$0.23	$1.57	$1.25

Weighted average shares outstanding - diluted	20,555	20,548	20,578	20,585

CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2013	March 31, 2014
Assets
Cash and cash equivalents	$34,697	$39,848
Accounts receivable, net	206,817	142,806
Inventories	206,213	239,026
Other current assets	78,972	93,932
Total current assets	526,699	515,612
Non-current assets	393,097	424,135
Total Assets	$919,796	$939, 747

Liabilities and Stockholders' Equity
Bank lines of credit	$59,000	$22,000
Current portion of long-term debt	1,797	2,779
Accounts payable and accrued expenses	123,660	95,443
Deferred revenues	18,131	62,940
Other current liabilities	78,825	83,089
Total current liabilities	281,413	266,251
Long-term debt	10,673	10,847
Advances from customers	75,000	56,250
Deferred income taxes	30,248	57,163
Other long-term liabilities	44,011	47,489
Total liabilities	441,345	438,000
Total stockholders’ equity	478,451	501,747
Total Liabilities and Equity	$919,796	$939,747

SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2014	2013	2014
Revenues – by Segment Group:
Security Group	$99,840	$95,007	$274,619	$298,748
Healthcare Group	51,357	52,188	159,052	161,081
Optoelectronics and Manufacturing Group including intersegment revenues	54,761	66,331	169,185	214,000
Intersegment revenues elimination	(7,549)	(9,570)	(28,704)	(27,191)
Total	$198,409	$203,956	$574,152	$646,638

Operating income (loss) – by Segment Group:
Security Group (1)	$16,179	$14,213	$29,251	$40,984
Healthcare Group (2)	3,593	4,084	14,389	11,312
Optoelectronics and Manufacturing Group (3)	3,271	3,414	13,561	10,300
Corporate (4)	(4,017)	(3,488)	(9,704)	(11,888)
Eliminations	388	(201)	709	(184)
Total	$19,414	$18,022	$48,206	$50,524
(1)	Includes impairment, restructuring and other charges of $1.8 million and $5.1 million for the three and nine months ended March 31, 2014, respectively, and $1.7 million and $4.4 million for the three and nine months ended March 31, 2013, respectively.

(2)	Includes restructuring and other charges of $2.0 million for the nine months ended March 31, 2014.

(3)	Includes restructuring and other charges of $0.3 million and $1.4 million for the three and nine months ended March 31, 2014, respectively and $0.6 million for the three and nine months ended March 31, 2013, respectively.

(4)	Includes restructuring and other charges of $0.4 million for the three and nine months ended March 31, 2014.

Reconciliation of GAAP to Non-GAAP Net Income and Earnings Per Share
(in thousands, except earnings per share data)
(Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2013		2014		2013		2014
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$13,529	$0.66	$4,801	$0.23	$32,289	$1.57	$25,768	$1.25

Impairment, restructuring and other charges, net of tax	1,711	0.08	1,873	0.10	3,644	0.18	6,456	0.32
Impact from election to accelerate depreciation for tax purposes	--	--	7,638	0.37	--	--	7,638	0.37

Non-GAAP basis	$15,240	$0.74	$14,312	$0.70	$35,933	$1.75	$39,862	$1.94

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2014	2013	2014

Net income	$13,529	$4,801	$32,289	$25,768

Interest expense, net	1,341	1,370	3,823	4,343
Provision for income taxes	4,544	11,851	12,094	20,413
Depreciation and amortization	7,063	13,608	17,872	40,024

EBITDA	26,477	31,630	66,078	90,548

Stock-based compensation	4,336	3,254	11,482	13,975
Impairment, restructuring and other charges	2,286	2,507	5,009	8,925

Adjusted EBITDA	$33,099	$37,391	$82,569	$113,448

CONTACT:
OSI Systems, Inc.
Ajay Vashishat, 310-349-2237
Vice President, Business Development
avashishat@osi-systems.com